Exhibit 10.47

Dated                 2017

XENETIC BIOSCIENCES (UK) LIMITED

and

LIPOXEN TECHNOLOGIES LIMITED

and

XENETIC BIOSCIENCES INC.

and

MICHAEL SCOTT MAGUIRE

SETTLEMENT AGREEMENT

Without prejudice and subject to contract

Table OF Contents

1.	Interpretation	2
2.	Arrangements until termination	4
3.	Termination payment	5
4.	Payment conditions	6
5.	Legal fees	6
6.	Waiver of claims	6
7.	Indemnities	8
8.	Company property and information	9
9.	Employee warranties and acknowledgments	10
10.	Resignation from offices	10
11.	Confidentiality, announcements and reference	10
12.	Directors Liability Insurance	12
13.	Guarantee	12
14.	Entire agreement	12
15.	Variation	12
16.	Third party rights	12
17.	Governing law	13
18.	Jurisdiction	13
19.	Subject to contract and without prejudice	13
20.	Counterparts	13

Schedule
Schedule 1 Claims		14
Schedule 2 Adviser's certificate		17
Schedule 3 Second Settlement Agreement		18
Schedule 4 Announcement		23
Schedule 5 Reference		26

This Agreement is dated               2017.

Parties

(1)	Xenetic Biosciences (UK) Limited incorporated and registered in England and Wales with company number 03213174 whose registered office is at 5th Floor, 15 Whitehall, London, SW1A 2DD (the "Company");

(2)	Lipoxen Technologies Limited incorporated and registered in England and Wales with company number 03401495 whose registered office is at 5th Floor, 15 Whitehall London SW1A 2DD (“LTL”);

(3)	Xenetic Biosciences Inc., a Nevada Corporation with a principal place of business at 99 Hayden Avenue, Suite 230, Lexington, MA 02421 (“XBIO”);

(4)	Michael Scott Maguire of 23 Palace Court, London, W2 4LP (the “Employee”).

Background

(A)	The Employee was appointed as CEO of Lipoxen Plc in March 2004, after which Lipoxen Plc acquired Lipoxen Technologies Limited (“LTL”).

(B)	In November 2009 the Employee entered into the Service Agreement.

(C)	In 2011 Lipoxen Plc changed its name to Xenetic Biosciences Plc.

(D)	Pursuant to a subsequent merger between Xenetic Biosciences Plc and Xenetic Biosciences, Inc., Xenetic Biosciences Plc was renamed Xenetic Biosciences (UK) Limited.

(E)	The parties have agreed that the Employee’s role of CEO ceased on 26 October 2017 and that thereafter he shall continue in employment with the Xenetic Group (with his employment transferring to Lipoxen Technologies Limited, an associated employer of the Company for the purposes of section 231 of the Employment Rights Act 1996) albeit in a new role (the “New Role”). The New Role will entail both a change in duties and a drop in earnings. In recognition of this change compensation as set out in this Agreement will be paid.

(F)	The New Role involves advising the management and Board of Directors of XBIO on matters relating to the strategy, technology, operations and history of the Group. In particular, given the Executive’s long history and relationships with Shire plc and its affiliates (“Shire”) the Executive shall work with the CEO of XBIO to continue transitioning primary responsibility for, and point of contact with, Shire. Notwithstanding the foregoing, the Executive shall be reasonably available to address routine inquiries from Company management.

(G)	Between the date of this Agreement and 31 October 2018 or such earlier date as agreed by the parties (the “Termination Date”) the Employee will be employed by Lipoxen Technologies Limited in the New Role, the terms of which shall be set out in a new service agreement. Nothing in this Agreement shall prevent Lipoxen Technologies Limited from having the ability to terminate the Employee’s employment immediately in the event that the Employee commits an act of gross misconduct.

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(H)	The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims which the Employee has or may have in connection with his employment as CEO or its termination against the Company or any Group Company (as defined below) or its or their officers or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement, and including, in particular, the statutory complaints which the Employee raises in this Agreement.

(I)	The Employee and Xenetic Biosciences (UK) Limited, Lipoxen Technologies Limited, Xenetic Biosciences Inc. will enter into a Second Settlement Agreement on, or within 7 days after, the earlier of the Termination Date or such earlier date as the Employee’s employment in the New Role terminates.

(J)	The Company enters into this Agreement for itself and as agent and trustee for all Group Companies and it is authorised to do so. It is the parties' intention that each Group Company should be able to enforce any rights it has under this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

(K)	Nothing in this Agreement shall settle or compromise any claim the Employee may have against any person, entity or company which claim does not arise from or is part of the Xenetic Group of companies.

Agreed terms

1.	Interpretation

The following definitions and rules of interpretation apply in this Agreement.

"Adviser"	Paul Seath of Bates Wells Braithwaite, 10 Queen Street Place, London EC4R 1BE.

"Board"	the board of directors of the Company (including any committee of the board duly appointed by it).

"Confidential Information"	information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its or their suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that the Employee created, developed, received or obtained in connection with his employment, whether or not such information (if in anything other than oral form) is marked confidential.

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"Copies"	copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

"Group Company"	the Company, and any company in the Xenetic Group

“Service Agreement”	the contract between the entity formerly known as Lipoxen Plc and the Employee dated 3 November 2009.

“Xenetic Group	Xenetic Biosciences Inc. (the US parent company), Xenetic Bioscience Inc. (a US corporation being a wholly owned subsidiary of Xenetic Biosciences (UK) Limited), Xenetic Biosciences (UK) Limited (a UK company being a wholly owned subsidiary of Xenetic Biosciences, Inc), Lipoxen Technologies Limited (a UK company being a wholly owned subsidiary of Xenetic Biosciences (UK) Limited) and SymbioTec GmbH (a German company being a wholly owned subsidiary of Xenetic Biosciences (UK) Limited

1.1	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.2	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.3	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5	The Schedules shall form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.6	References to any officers or employees of the Company or any member of the Xenetic Group is a reference to such officer or employee acting in their capacity as an officer or employee of such company and in no other capacity.

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2.	Arrangements until termination

2.1	The Employee’s notice period shall commence on the date of this Agreement. The Employee’s employment with the Company will therefore terminate on 31 October 2018 (the “Termination Date”).

2.2	The Employee's role of Group CEO with the Company ended on 26 October 2017.

2.3	Regardless of whether or not the Employee enters into the Second Settlement Agreement referred to at clause 2.9 below, the Company shall pay the Employee his salary and contractual benefits up to the Termination Date in the usual way. For the avoidance of doubt, the Employee’s contractual benefits are family private medical insurance, travel insurance, permanent health insurance, monthly health checks, family dental, life insurance, payment for US tax return advice (in respect of which the invoice for 2016 advice is outstanding and the invoice for 2017 is yet to be submitted).

2.3.1	The Company (and the Xenetic Group) shall continue to pay all premiums due in respect of any insurance in place to cover the benefits set out in clause 2.3 above.

2.3.2	The Company (and the Xenetic Group) shall make reasonable efforts to renew the insurance policy which currently underwrites the Employee’s contractual entitlement to permanent health insurance. If having done so the Company (or the Xenetic Group) cannot renew that insurance policy the Employee’s entitlement to permanent health insurance shall cease.

2.4	The Employee will submit his expense claims and the Company shall reimburse the Employee for any business expenses properly incurred on or before the Termination Date in the usual way.

2.5	The payments in this clause 2 are subject to the income tax and National Insurance contributions that the Company is obliged by law to pay or deduct.

2.6	Notwithstanding any terms of this Agreement, or the facts and circumstances referred to in this Agreement and regardless of whether or not the Employee enters into the Second Settlement Agreement referred to at clause 2.9 below, the Employee will continue to be entitled to the following:

(a)       any share options which have been granted to him subject to the terms of the replacement incentive share option agreement entered into between (1) the Employee, (2) XBIO and (3) the Company dated 23 January 2014 (the “UK Share Option Agreement”); and

(b)       any share options which have been granted to him subject to the rules of the XBIO equity incentive plan, effective 23 January 2014 (the “2014 US Equity Incentive Plan”) (including but not limited to non-qualified options and unapproved options), and any such options granted under the 2014 US Equity Incentive Plan, and not yet vested at the date of this Agreement shall continue to vest during the Employee’s notice period (referred to at clause 2.1 above) in accordance with the rules of the 2014 US Equity Incentive Plan.

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2.7	The parties agree that the vesting of such options which have not vested as at the Termination Date shall be accelerated such that all unvested options under the UK Share Option Agreement and the 2014 US Equity Incentive Plan (collectively, the “Option Agreements”) as at the Termination Date shall vest immediately and all vested options will be capable of exercise until 10 June 2020 (or such longer period, if any, as provided for in each respective Option Agreement).

2.8	For the avoidance of doubt and notwithstanding any terms of this Agreement, the parties acknowledge and agree that any other equity instruments held by or in favour of the Employee in respect of a Group Company (including, but not limited to, the Employee’s JSOP and warrant entitlements) shall remain in full force and effect in accordance with the rules of such equity instrument.

2.9	Between the date of this Agreement and the Termination Date the Employee will be employed by LTL in the New Role, the terms of which are set out in a separate service agreement (the “New Service Agreement”) and for the avoidance of doubt, the Employee will not be required to undertake any duties outside the scope of the New Role. Nothing in this Agreement shall prevent LTL from having the ability to terminate the Employee’s employment immediately in the event that the Employee commits an act of gross misconduct.

2.10	On or within 7 days after the later of the Termination Date or such earlier date as the Employee’s employment in the New Role terminates, the Employee will enter into the Second Settlement Agreement unless his employment terminates as a result of LTL’s breach of contract.

2.11	The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims which the Employee has or may have in connection with his employment as CEO, including but not limited to those specified in Schedule 1 attached hereto.

2.12	Nothing in this Agreement or the New Service Agreement shall prevent the Employee from working for anyone else (or for himself) or being engaged, concerned or having any financial interest in any capacity in any other business, trade, profession or occupation during the term of the New Service Agreement. For the avoidance of doubt, this includes any non-executive board roles.

2.13	The Company shall settle any outstanding invoices the Employee has in respect of advice relating to his proposed move to Executive Chairman and his resignation as a Director of a Group Company.

3.	Termination payment

3.1	Subject to any applicable conditions in clause 4 being met, the Company will, without admission of liability, pay the Employee as compensation in connection with the termination of his role as CEO £30,000 (the “Termination Payment”) in one instalment. The Company will pay the Termination Payment by bank transfer to the Employee’s normal bank account within five days of receipt by the Company of this Agreement signed by the Employee and certified by the Employee’s Adviser.

3.2	The Company and the Employee believe that the Termination Payment can be paid tax-free. The Employee shall be responsible for any further tax and employee's National Insurance contributions due in respect of payments set out above and shall indemnify the Company in respect of such liability in accordance with clause 7.1.

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4.	Payment conditions

4.1	The payment under clause 3.1 of this Agreement is subject to the following conditions being met:

4.1.1	the Employee not having been in repudiatory breach of this Agreement;

4.1.2	the Employee hereby undertaking to enter into the Second Settlement Agreement and to provide the Company with the same signed by the Employee and certified by the Employee’s Advisor.

5.	Legal fees

The Company shall pay the reasonable legal fees (up to a maximum of £27,000 plus VAT including disbursements) incurred by the Employee in obtaining advice on the termination of his employment and the terms of this Agreement, such fees to be payable to the Adviser on production of an invoice addressed to the Employee (such fees to be payable to the Adviser within 21 days of production of an invoice) but marked as payable by the Company, The Adviser’s fees shall be the only legal or professional fees reimbursable to the Employee or paid on behalf of the Employee by the Company under the Agreement (up to a maximum of £27,000 plus VAT).

6.	Waiver of claims

6.1	Save as provided for under clauses 2.3, 2.6, 2.7, 2.8 or otherwise under this Agreement, the Employee agrees that the terms of this Agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that the Employee has or may have against the Company or any Group Company or its officers or employees whether arising out of his employment as CEO and director of XBIO and the Company or their termination, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this Agreement in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 (each of which is hereby intimated and waived).

6.2	The waiver in clause 6.1 shall not apply to the following:

6.2.1	any claims by the Employee to enforce this Agreement;

6.2.2	claims in respect of personal injury of which the Employee is not aware and could not reasonably be expected to be aware at the date of this Agreement;

6.2.3	any claims in relation to accrued pension entitlements;

6.2.4	any claims in relation to the Employee’s rights as a shareholder in the Company and other Group Companies; and

6.2.5	any claims in relation to the Employee’s contractual right to permanent health insurance so long as the current insurance policy (number G01669 / 9441 (effective from 21 June 2017)) or any renewal policy is in place.

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6.3	The Employee warrants that:

6.3.1	before entering into this Agreement he received independent advice from the Adviser as to the terms and effect of this Agreement and, in particular, on its effect on his ability to pursue any complaint before an employment tribunal or other court;

6.3.2	the Adviser has confirmed to the Employee that they are a solicitor holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by the Employee in respect of any loss arising in consequence of their advice;

6.3.3	the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule 2 to this Agreement;

6.3.4	before receiving the advice the Employee disclosed to the Adviser all facts and circumstances that may give rise to a claim by the Employee against the Company or any Group Company;

6.3.5	the only claims that the Employee has or may have against the Company or any Group Company or its officers or employees (whether at the time of entering into this Agreement or in the future) relating to his employment with the Company or the termination of his role as CEO and as director of XBIO and the Company are specified in clause 6.1; and.

6.3.6	the Employee is not aware of any facts or circumstances that may give rise to any claim against the Company or any Group Company or any of its employees other than those claims specified in clause 6.1.

The Employee acknowledges that the Company acted in reliance on these warranties when entering into this Agreement.

6.4	The Employee acknowledges that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

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6.5	The waiver in clause 6.1 shall have effect irrespective of whether or not, at the date of this Agreement, the Employee is or could be aware of such claims or have such claims in his express contemplation (including such claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

6.6	The Employee agrees that, except for the payments and benefits provided for in, referred to in, or excluded from this Agreement and the New Service Agreement governing the New Role, and subject to the waiver in clause 6.1, he shall not be eligible for any further payment from the Company or any Group Company relating to his employment or the termination of his role as CEO and as director of XBIO and the Company and without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award programme or grant of equity interest, or to any other benefit, payment or award he may have received had his role as CEO not terminated.

7.	Indemnities

7.1	Save in respect of any payments arising out of clauses 7.3 to 7.6 below, the Employee shall indemnify the Company on a continuing basis in respect of any income tax or National Insurance contributions (save for employers' National Insurance contributions) due in respect of the payments and benefits in clause 3.1 (and any related interest, penalties, costs and expenses). The Company shall give the Employee reasonable notice of any demand for tax which may lead to liabilities on the Employee under this indemnity and shall provide him with reasonable access to any documentation he may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HM Revenue and Customs or other competent body).

7.2	If the Employee is ever in repudiatory breach of this Agreement or pursues a claim against the Company or any Group Company in breach of this Agreement, he agrees to indemnify the Company for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred.

7.3	The Company agrees and undertakes to pay to HMRC any late payment interest and penalties raised on the Company by H M Revenue & Customs as a consequence of the Company's late payment of income tax and NICs payable as a result of the Promissory Note and security agreement issued to the Employee in July 2016. It is recognised that the Employee has paid to the Employer all the income tax and employee national insurance payable by the Company in respect of the loan note.

7.4	The Company agrees to indemnify the Employee against one half of any income tax liability of the Employee under section 222 of the Income Tax (Earnings and Pensions) Act 2003 (“Section 222”) in relation to the Promissory Note and security agreement issued to the Employee in July 2016. In addition, the Company agrees to indemnify the Employee against one half of any employee National Insurance contributions arising as a result of Section 222.

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7.5	In satisfaction of such indemnity the Company shall pay to the Employee, no later than 31 December 2017, a cash sum, net of income tax and National Insurance contributions, of an amount which is sufficient to enable the Employee to pay to HMRC (under self-assessment) one half of the amount of income tax due under Section 222. In relation to the Employee’s National Insurance contributions liability arising as a result of Section 222, the Company will pay an additional cash sum, net of income tax and National Insurance contributions, of an amount which is sufficient to cover one half of the Employee’s NIC liability as a result of Section 222. This payment will be made at the same time that the earnings for NIC purposes are processed through the payroll system, included in a payslip and reported to HMRC.

7.6	The Employee shall, no later than 1 February 2018, confirm to the Company that he has included the Section 222 amount in his self-assessment tax return for the year to 5 April 2017. The Employee will inform the Company if he makes any submission or claim to HMRC that the Section 222 amount is lower than the amount to be reported by the Company on a revised form P11D for the year to 5 April 2017. If the Employee makes such a submission or claim then the Employee will be required to account to the Company in relation to half of the consequent reduction in the indemnity provided for in clause 7.4.

8.	Company property and information

8.1	The Employee shall, before the Termination Date, return to the Company :

8.1.1	all Confidential Information and Copies;

8.1.2	all property belonging to the Company in satisfactory condition including (but not limited to) any company credit card, keys, security pass, identity badge, mobile telephone, pager, lap-top computer or fax machine but not his laptop, which he purchased; and

8.1.3	all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Company or relating to the business or affairs of the Company or any Group Company or their business contacts in the Employee's possession or under his control.

8.2	The Employee shall, before the Termination Date, erase irretrievably any information relating to the business or affairs of the Company or any Group Company or its business contacts from computer and communications systems and devices owned or used by him outside the premises of the Company, including such systems and data storage services provided by third parties (to the extent technically practicable).

8.3	The Employee shall, if requested to do so by the Company or Board, provide a signed statement that he has complied fully with his obligations under clause 8.1 and clause 8.2 and shall provide it with such reasonable evidence of compliance as may be requested.

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8.4	The Company shall procure that the Employee’s mobile telephone number shall be transferred into his name as soon as possible after the date of this Agreement and in any event by the Termination Date.

9.	Employee warranties and acknowledgments

9.1	As at the date of this Agreement, the Employee warrants and represents to the Company that there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a repudiatory breach by the Employee of any express or implied term of the Employee's Service Agreement which would entitle (or would have entitled) the Company to terminate the Employee's employment without notice or payment in lieu of notice and any payment to the Employee pursuant to clause 3 is conditional on this being so.

9.2	The Employee agrees to make himself available to, and to cooperate with, the Company or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. The Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company shall reimburse any reasonable expenses and/or lost income incurred by the Employee as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Company.

9.3	The Employee acknowledges that he is not entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or any Group Company in which he may have participated, other than the payments referred to in clauses 2 and 3.

10.	Resignation from offices

10.1	The Employee acknowledges that, with effect from 26 October 2017, he has resigned from his positon as CEO of the Company.

10.2	The Employee irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name in order to give the Company (or its nominee) the full benefit of the provisions of this clause.

11.	Confidentiality, announcements and reference

11.1	The Employee acknowledges that, as a result of his employment as CEO and his continued employment with LTL he has had (and will have) access to Confidential Information. Without prejudice to his common law duties, the Employee shall not (except as authorised or required by law or as authorised by the Company) at any time after the Termination Date:

11.1.1	use any Confidential Information; or

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11.1.2	make or use any Copies; or

11.1.3	disclose any Confidential Information to any person, company or other organisation whatsoever.

11.2	The restrictions in clause 11.1 do not apply to any Confidential Information which is in or comes into the public domain other than through the Employee's unauthorised disclosure.

11.3	Subject to clause 11.6, the Employee and the Company confirm that they have kept and agree to keep the existence and terms of this Agreement and the circumstances concerning the termination of the Employee's role as CEO confidential, save where such disclosure is to HM Revenue & Customs, required by law or (where necessary or appropriate) to:

11.3.1	the Employee's spouse, civil partner or partner, immediate family or legal or professional advisers, provided that they agree to keep the information confidential; or

11.3.2	the Employee's insurer for the purposes of processing a claim for loss of employment.

11.4	The Company may also disclose the existence and terms of this Agreement to the Company's officers, employees or legal or professional advisers on a need to know basis, provided that they agree to keep the information confidential.

11.5	The Company may make an announcement on signature of this Agreement in the form set out in Schedule 4 and neither party will make any statement to third parties (save as specified in clauses 11.3 and 11.6) which is inconsistent with that announcement.

11.6	Subject to clause 11.7, the Company or any Group Company may make such announcements and disclosures about the Employee resigning as CEO and the terms set out in this Agreement as required by US regulatory requirements.

11.7	Save as in pursuance of any legitimate legal action (including pre-action) the Employee shall not make any adverse or derogatory comment about any Group Company, its or their officers or employees and all Group Companies shall use reasonable endeavours to ensure that its or their employees and officers shall not make any adverse or derogatory comment about the Employee. The Employee shall not do anything which shall, or may, bring any Group Company, its or their officers or employees into disrepute and all Group Companies shall use reasonable endeavours to ensure that its employees and officers shall not do anything which shall, or may, bring the Employee into disrepute.

11.8	Nothing in this clause 11 shall prevent the Employee from making a protected disclosure under section 43A of the Employment Rights Act 1996 and nothing in this clause 11 shall prevent the Company from making such disclosure as it is required by law to make. Notwithstanding the foregoing, the Employee and the Company mutually warrant that neither is currently aware of any grounds which would justify a protected disclosure.

11.9	On signature of this Agreement and on receipt of a written request from a potential employer, the Company shall provide a reference in the form set out in Schedule 5 to this Agreement and any oral reference provided will be on no less favourable terms.

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12.	Directors Liability Insurance

12.1	The Company warrants that it has and will continue to maintain directors’ liability insurance covering the Company and any Group Company.

13.	Guarantee

13.1	XBIO shall guarantee all payments, benefits and indemnities under this Agreement (including but not limited to those provided under clauses 2.3 and 7.3, 7.4 and 7.5) and shall pay them as they fall due if the Company does not.

14.	Entire agreement

14.1	Each party on behalf of itself and, in the case of the Company, as agent for any Group Companies acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

14.1.1	this Agreement and any document referred to in it constitutes the entire agreement between the parties and any Group Company and supersedes and extinguishes all agreements, promises, assurances, warranties, representations and understandings between them whether written or oral, relating to its subject matter;

14.1.2	in entering into this Agreement it does not rely on , and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement; and

14.1.3	it shall have no claim for innocent or negligent misrepresentation based on any statement in this Agreement.

14.2	Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

15.	Variation

No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

16.	Third party rights

16.1	Any third party shall be entitled to enforce the benefits conferred on it by clauses 6, 8, 11 and 12 of this Agreement.

16.2	Except as expressly provided in clause 15.1, no person other than the Employee and the Company or any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

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17.	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

18.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute, claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

19.	Subject to contract and without prejudice

This Agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated, when it shall be treated as an open document evidencing a binding agreement.

20.	Counterparts

This Agreement may be executed and delivered in any number of counterparts, each of which, when executed, shall constitute a duplicate, but all the counterparts shall together constitute the one agreement.

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Schedule 1
Claims

1.1	for breach of contract or wrongful dismissal;

1.2	for unfair dismissal, under section 111 of the Employment Rights Act 1996;

1.3	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

1.4	for a statutory redundancy payment, under section 163 of the Employment Rights Act 1996;

1.5	in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

1.6	for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

1.7	in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

1.8	in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

1.9	in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

1.10	in relation to parental leave, under section 80 of the Employment Rights Act 1996;

1.11	in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;

1.12	in relation to time off work, under sections 51, 54, 57, 57B, 60, 63 and 63C of the Employment Rights Act 1996;

1.13	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998;

1.14	for direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 and/or direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, gender reassignment, pregnancy or maternity under section 63 of the Sex Discrimination Act 1975;

1.15	for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010;

1.16	for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 and/or direct discrimination, harassment or victimisation related to disability, disability-related discrimination or failure to make adjustments under section 17A of the Disability Discrimination Act 1995;

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1.17	for direct or indirect discrimination, harassment or victimisation related to religion or belief under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003;

1.18	for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or under regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003;

1.19	for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under regulation 36 of the Employment Equality (Age) Regulations 2006;

1.20	in relation to the duty to consider working beyond retirement, under paragraphs 11 and 12 of Schedule 6 to the Employment Equality (Age) Regulations 2006;

1.21	for less favourable treatment on the grounds of part-time status, under regulation 8 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

1.22	under regulations 27 and 32 of the Transnational Information and Consultation etc. Regulations 1999;

1.23	under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004;

1.24	under regulations 45 and 51 of the Companies (Cross-Border Mergers) Regulations 2007;

1.25	under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

1.26	under sections 68A, 87, 137, 145A, 145B, 146, 168, 168A, 169, 170, 174 and 192 of the Trade Union and Labour Relations (Consolidation) Act 1992;

1.27	in relation to the obligations to elect appropriate representatives or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

1.28	in relation to the right to be accompanied under section 11 of the Employment Relations Act 1999;

1.29	in relation to refusal of employment, refusal of employment agency services and detriment under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010;

1.30	in relation to the right to request time off for study or training under section 63I of the Employment Rights Act 1996; and

1.31	in relation to personal injury, which the Employee is aware of or ought reasonably to be aware of at the date of this Agreement;

1.32	for harassment under the Protection from Harassment Act 1997;

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1.33	for failure to comply with obligations under the Human Rights Act 1998;

1.34	for failure to comply with obligations under the Data Protection Act 1998; and

1.35	arising as a consequence of the United Kingdom's membership of the European Union.

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Dear Sirs,

I am writing in connection with the agreement between my client, Scott Maguire, and XENETIC BIOSCIENCES (UK) LIMITED, LIPOXEN TECHNOLOGIES LIMITED, and XENETIC BIOSCIENCES INC. of today's date to confirm that:

1.       I, Paul Seath of Bates Wells Braithwaite, whose address is 10 Queen Street Place, London, EC4R 1BE, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.

2.       I have given Scott Maguire legal advice on the terms and effect of the Agreement and, in particular, its effect on his ability to pursue the claims specified in Schedule 1 of the Agreement.

3.       I gave the advice to Scott Maguire as a relevant independent adviser within the meaning of the above acts and regulations referred to at clause 6.4.

4.       There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by Scott Maguire in respect of loss arising in consequence of the advice I have given him.

Yours faithfully,

Paul Seath

/s/ Paul Seath

November 2017

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Schedule 2
Adviser's certificate

[DATE]

Dear Sirs,

I am writing in connection with the agreement between my client, Scott Maguire, and XENETIC BIOSCIENCES (UK) LIMITED, LIPOXEN TECHNOLOGIES LIMITED, and XENETIC BIOSCIENCES INC. of today's date to confirm that:

1.       I, Paul Seath of Bates Wells Braithwaite, whose address is 10 Queen Street Place, London, EC4R 1BE, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate.

2.       I have given Scott Maguire legal advice on the terms and effect of the Agreement and, in particular, its effect on his ability to pursue the claims specified in Schedule 1 of the Agreement.

3.       I gave the advice to Scott Maguire as a relevant independent adviser within the meaning of the above acts and regulations referred to at clause 6.4.

4.       There is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim by Scott Maguire in respect of loss arising in consequence of the advice I have given him.

Yours faithfully,

Paul Seath

[    ] October 2017

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Schedule 3
Second Settlement Agreement

Without prejudice and subject to contract

This Agreement is made on ………………………………….between Xenetic Biosciences (UK) Limited (the “Company”), Lipoxen Technologies Limited (“LTL”), Xenetic Biosciences Inc. (“XBIO”) and Michael Scott Maguire (the “Employee”).

Background

A.	The Company and the Employee have already entered into a settlement agreement dated [ ] ("the First Settlement Agreement"). It is a term of the First Settlement Agreement that the parties enter into a second settlement agreement at the date the Employee’s employment terminates to confirm that the Employee waives any additional claims that he might have against the Company or any Third Party.

B.	All the terms of the First Settlement Agreement continue to apply and remain in force. They are not superseded by the terms of this Agreement. Furthermore, all defined terms have the same meaning when used in this Agreement as in the First Settlement Agreement.

1.	Payment

1.1	Subject to the terms and conditions set out in the First Settlement Agreement, the Company will make the payments set out therein.

2.	Settlement

2.1	Save as provided for under clauses 2.3, 2.6, 2.7, 2.8 and 6.2 of the First Settlement Agreement or otherwise provided for under the First Settlement Agreement, (or in respect of any valid claim which may be made under any PHI insurance policy) the Employee agrees that the terms of this Agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that the Employee has or may have against the Company, LTL, XBIO or any Group Company or its officers or employees whether arising out of his employment with the Company or LTL or its termination or otherwise from events occurring after the First Settlement Agreement was entered into, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to the parties or in their contemplation at the date of this Agreement in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 to the First Settlement Agreement (each of which is hereby intimated and waived).

2.2	Clause 2.1 above applies to all present and future claims, costs, expenses or rights of action save in relation to any excluded matters and the matters referred to in clause 6.2 of the First Settlement Agreement above and shall have effect irrespective of whether or not the Employee is or could be aware of such claims, costs, expenses or rights of action at the date of this Agreement and irrespective of whether such claims, costs, expenses or rights of action are in the express contemplation of the Company, LTL, XBIO and the Employee at the date of this Agreement (including such claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

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2.3	The Employee hereby warrants that:

2.3.1	He is not aware of any facts or circumstances which might give rise to a claim against the Company, LTL, XBIO or any Group Company or its or their officers or employees other than those set out in clause 2.1 or otherwise in the First Settlement Agreement; and

2.3.2	He has not and will not commence any legal or arbitration proceedings of any nature against the Company, LTL or any Group Company in any jurisdiction arising out of or in connection with his employment with the Company or LTL, its termination or otherwise save for the purposes of enforcing the terms of the First Settlement Agreement or this Agreement or in respect of claims excluded by either Agreement.

2.4	It is expressly agreed that, except as expressly provided for in, referred to in, or excluded from this Agreement and the First Settlement Agreement the Company, LTL and any Group Company shall have no further obligation to the Employee and the Employee shall have no further entitlement under the Service Agreement and the New Service Agreement.

3.	Continuing obligations

3.1	For the avoidance of doubt, the Employee confirms that clauses 11 and 12 of the First Settlement Agreement remain in full force and effect notwithstanding the execution of this Agreement.

4.	Warranties

4.1	The Employee hereby warrants that he:

4.1.1	Has not at any time committed a repudiatory breach of his contract of employment which would entitle LTL to terminate his employment without notice;

4.1.2	Is not entering into this Agreement in reliance on any undertaking, representation, warranty or arrangement of any nature not expressly set out in this agreement; and

4.1.3	Has not disclosed or communicated to any person the circumstances surrounding the termination of his employment with the Company or LTL and the facts or terms of this Agreement or the First Settlement Agreement, except to his legal and professional advisers.

5.	Legal advice

5.1	The Employee has received advice from Paul Seath of Bates Wells Braithwaite, 10 Queen Street Place, London EC4R 1BE, a relevant independent adviser for the purposes of section 203 of the Employment Rights Act 1996, as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue any complaint before an employment tribunal or other court.

5.2	The Employee acknowledges that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, paragraph 2 of Schedule 3A to the Disability Discrimination Act 1995, paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of Schedule 5 to the Employment Equality (Age) Regulations 2006, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 of the Companies (Cross Border Mergers) Regulations 2007 and section 58 of the Pensions Act 2008 have been satisfied.

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5.3	Paul Seath’s signature at the end of this Agreement confirms to the Company and LTL that, to the best of his knowledge and belief, the statements set out in clauses 5.2 and 5.3 of this Agreement are correct.

6.	Legal Fees

6.1	The Company agrees to pay reasonable legal fees incurred by the Employee in connection with taking advice on the termination of his employment and the terms of this Agreement up to a maximum of £375 plus VAT to be paid direct to the Employee’s solicitor 28 days after the receipt from the Employee’s solicitor of an invoice addressed to the Employee and marked payable by LTL.

7.	Third parties

7.1	Any third party shall be entitled to enforce the benefits conferred on it by clauses 2 and 3 of this Agreement.

7.2	Except as expressly provided in clause 6.1, no person other than the Employee and the Company, LTL or any Group Company shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

8.	Governing law

8.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

9.	Jurisdiction

9.1	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

10.	Counterparts

10.1	This Agreement may be executed in any number of counterparts, each of which, when executed, shall constitute a duplicate and be an original, but all the counterparts shall together constitutes the one agreement.

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This Agreement, although marked “without prejudice” and “subject to contract”, will upon signature by the parties and the adviser, be treated as an open document evidencing an agreement binding on the parties.

Signed………………………………………………………….

Dated…………………………………………………………...

               on behalf of the Company

Signed………………………………………………………….

Dated…………………………………………………………...

               on behalf of LTL

Signed………………………………………………………….

Dated…………………………………………………………...

               on behalf of XBIO

Signed…………………………………………………………

Dated………………………………………………………….

Scott Maguire

Signed…………………………………………………………

Dated………………………………………………………….

Paul Seath of Bates Wells Braithwaite

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Schedule 4
Announcement

CONFIDENTIAL DRAFT NOT FOR IMMEDIATE RELEASE

Xenetic Biosciences Appoints Jeffrey F. Eisenberg as Chief Executive Officer

LEXINGTON, MA – (October 31, 2017) – Xenetic Biosciences, Inc. (NASDAQ: XBIO) (“Xenetic” or the “Company”), a clinical-stage biopharmaceutical company focused on the discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics, announced today that it has appointed Jeffrey F. Eisenberg as Chief Executive Officer. M. Scott Maguire will continue to serve Xenetic during the management transition.

“On behalf of everyone at Xenetic, we would like to thank Scott for his years of commitment and dedication to the Company. Mr. Maguire joined a company with a collection of patents and transformed the Company into a clinical-stage business, listing the company on NASDAQ last year.  His efforts were critical in securing an exclusive license deal with, and a series of equity investments from, Shire plc (LSE: SHP, NASDAQ: SHPG) (formerly Baxalta, Baxter Incorporated and Baxter Healthcare) to develop a novel series of polysialylated blood coagulation factors employing Xenetic's proprietary PolyXen™ technology platform,” commented Adam Logal, Chairman of the Board of Xenetic.  “We believe that Jeff’s appointment today as Chief Executive Officer is an important step in the continued evolution of Xenetic. His industry experience and professional track record are perfectly aligned with the Company’s strategic priorities, and I believe he will do a tremendous job leading the Xenetic team and driving the Company to its next phase of growth.”

Mr. Eisenberg joined the Xenetic management team in December 2016 as Chief Operating Officer and has served on the Company’s Board of Directors since July 2016. He is a seasoned life science executive with over 20 years of broad operational expertise. Over the course of his career, Mr. Eisenberg has led all crucial areas of R&D, operations, manufacturing/quality, business development, strategic partnering, product development, commercialization, and talent management. Prior to joining Xenetic, his most recent position was Chief Executive Officer of Noven Pharmaceuticals, where during his tenure as CEO revenues more than doubled, the company’s cash increased by more than 300%, and two new products were launched following the successful filings of New Drug Applications (NDAs) submitted to the U.S. Food and Drug Administration. Mr. Eisenberg also was responsible for leading Noven’s Novogyne joint venture with Novartis (NYSE: NVS), an entity that generated over $300 million in revenue in its last full year of operation.

Mr. Eisenberg commented, “I am very pleased to be appointed to lead Xenetic at this pivotal point in the Company’s history, and I am prepared for this exciting challenge. We have a strong team in place, and together we will focus on continuing to fundamentally transform Xenetic on multiple fronts. We look forward to advancing our ongoing Phase 2 study of our flagship product, XBIO-101 as candidate for the treatment of progestin resistant endometrial cancer and announcing interim data from the study in 2018. Beyond XBIO-101, we believe there is an opportunity to build a growing pipeline of partnerships utilizing our proven PolyXen™ platform technology.”

About Xenetic Biosciences

Xenetic Biosciences, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics. Xenetic's lead investigational product candidate is oncology therapeutic XBIO-101 (sodium cridanimod) for the treatment of progesterone resistant endometrial cancer. Xenetic's proprietary drug development platforms include PolyXen, which enables next-generation biologic drugs by improving their half-life and other pharmacological properties.

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Xenetic is party to an agreement with Baxalta US Inc. and Baxalta AB (wholly owned subsidiaries of Shire plc) covering the development of a novel series of polysialylated blood coagulation factors. This collaboration relies on Xenetic's PolyXen technology to conjugate polysialic acid (“PSA”) to therapeutic blood-clotting factors, with the goal of improving the pharmacokinetic profile and extending the active life of these biologic molecules. Shire is a significant stockholder of the Company, having invested $10 million in the Company during 2014. The agreement is an exclusive research, development and license agreement which grants Shire a worldwide, exclusive, royalty-bearing license to Xenetic's PSA patented and proprietary technology in combination with Shire's proprietary molecules designed for the treatment of blood and bleeding disorders. The first program under this agreement was a next generation Factor VIII, and this program was terminated by Shire following a Phase 1/2 clinical trial. Xenetic and Shire are currently exploring whether to engage in further development of other blood coagulation factors. Additionally, Xenetic has previously received strategic investments from OPKO Health (Nasdaq: OPK), Serum Institute of India Limited and PJSC Pharmsynthez.

For more information, please visit the Company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, Facebook and Google+.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including statements regarding changes to the proposals included in the Company’s proxy statement and the Company’s plans to amend or supplement its proxy statement. Any forward-looking statements contained herein are based on current expectations, and are subject to a number of risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These risks and uncertainties include those described in the "Risk Factors" section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and filed with the Securities and Exchange Commission on March 31, 2017, and subsequent reports that it may file with the Securities and Exchange Commission. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new product candidates and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the Company does not undertake any obligation to update forward-looking statements, except as required by law.

Contact:

Jenene Thomas Communications, LLC.

Jenene Thomas

(908) 938-1475

jenene@jenenethomascommunications.com

Source: Xenetic Biosciences, Inc.

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Schedule 5
Reference

[ON HEADED NOTEPAPER OF XENETIC BIOSCIENCES, INC.]

To Whom It May Concern:

This is to confirm M. Scott Maguire has been employed as the CEO of Xenetic Biosciences Inc. (ticker: XBIO) since March 2004. During his tenure, Scott transformed the company from a collection of patents to a clinical-stage NASDAQ listed company.

•	A list of a few of his notable accomplishments include:
•	Listing on AIM within two years of being appointed CEO
•	Moving projects from the bench into the clinic
•	Raising capital from India, Russia, Europe and the US
•	Completed a number of M&A transactions, including the acquisition of a German orphan oncology company and an oncology asset acquisition
•	Securing a $100M license deal from Baxter (now Shire)
•	Securing a series of investments from Shire
•	Moving the company from London, UK to Boston, MA
•	Listing the company on NASDAQ

We would give him the highest recommendation for future employment in an executive or non-executive capacity.

Sincerely yours

The Board of Directors of Xenetic Biosciences Inc.

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This Agreement was executed as a deed on the date stated at the beginning of it.

Executed as a deed for and on behalf of Xenetic Biosciences (UK) Limited in the presence of	/s/ Colin Hill Director

Witness	/s/ Victoria Exley Signature Victoria Exley Name Wayside Cottage, Euford SN96DD Address Solicitor Occupation
Executed as a deed for and on behalf of LIPOXEN TECHNOLOGIES LIMITED in the presence of	/s/ Colin Hill Director

Witness	/s/ Victoria Exley Signature Victoria Exley Name Wayside Cottage, Euford SN96DD Address Solicitor Occupation

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Signed by Scott Maguire	/s/ Scott Maguire
Witness	/s/ Stefano Caupolini Signature Stefano Caupolini Name 19 Donne Place, London SW32N6 Address Entrepreneur Occupation

Executed as a deed for and on behalf of XENETIC BIOSCIENCES INC. in the presence of	JEFFREY EISENBERG Director

Witness	/s/ Dionne Smith Signature Dionne Smith Name 4400 Biscayne Blvd. Miami, FL 33137 Address Executive Assistant Occupation

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